Exhibit 99.2

OceanTech Acquisitions I Corp. Confirms Funding to Extend Period to Consummate Initial Business Combination

New York – May 3, 2023 – OceanTech Acquisitions I Corp. (“OceanTech” or the “Company”) (Nasdaq: OTEC/OTECU / OTECW), a special purpose acquisition company, today announced that on May 3, 2023 it caused to be deposited $125,000 into the Company’s Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from May 2, 2023 to June 2, 2023 (the “Extension”). The Extension is the sixth of six monthly extensions permitted under the Company’s governing documents.

Contacts

Investor Relations

Lena Cati

The Equity Group, Inc.

(212) 836-9611

lcati@equityny.com